M3Sixty Funds Trust 485BPOS

Exhibit 99-j1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated August 29, 2017, relating to the financial statements and financial highlights of Cognios Large Cap Value Fund and Cognios Large Cap Growth Fund, each a series of M3Sixty Funds Trust, for the period ended June 30, 2017, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure”, “Independent Registered Public Accounting Firm” and “Financial Information” in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

October 26, 2017

COHEN & COMPANY, LTD.

800 229. 1099 | 866 818 1538 Fax | cohencpa.com

Registered with the Public Company Accounting Oversight Board